Exhibit 1

Sales of Acadia Realty Trust (AKR) by Yale University on 8/7/2006:

Number of Common Shares of    Amount of Securities Owned
Beneficial Interest Sold        Price Per Share Following Reported Transaction
 200    23.60   2,168,038
 200    23.61   2,167,838
 100    23.62   2,167,738
 600    23.63   2,167,138
 100    23.64   2,167,038
 1,100    23.65   2,165,938
 400    23.66   2,165,538
 1,300    23.67   2,164,238
 2,700    23.68   2,161,538
 600    23.69   2,160,938
 1,000    23.70   2,159,938
 300    23.71   2,159,638
 600    23.73   2,159,038
 300    23.74   2,158,738
 200    23.75   2,158,538
 100    23.78   2,158,438
 100    23.79   2,158,338
 1,100    23.80   2,157,238
 100    23.83   2,157,138
 100    23.86   2,157,038

Total: 11,200 shares sold